UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2016

Edge Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-37568	26-4231384
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Connell Drive, Suite 4000
Berkeley Heights, NJ 07922
(800) 208-3343
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

Effective October 17, 2016, Edge Therapeutics, Inc. (“Edge”) appointed Daniel Brennan, age 48, as its Chief Operating Officer, effective immediately. Mr. Brennan does not have a family relationship with any director, executive officer or person nominated or chosen by Edge to become a director or executive officer.

Prior to being named Chief Operating Officer of Edge, Mr. Brennan served as Chief Operating Officer and Executive Vice President of Insys Therapeutics, Inc. since November 2015, where he was responsible for all commercial and general operating activities, including rebuilding the company’s commercial leadership team and practices. Prior to Insys, Mr. Brennan held multiple leadership positions at Lundbeck, Inc. (“Lundbeck”) from 2009 to 2015, including serving as Vice President and Group General Manager of the Neurology Business Unit and U.S. Business Development Group.  Prior to Lundbeck, Mr. Brennan spent over a decade at Eli Lilly and Company in various sales, marketing and product development roles.  Mr. Brennan received a B.A. from the University of Notre Dame and an M.B.A. degree, with distinction, from the Kellogg Graduate School of Business at Northwestern University.

Compensatory Arrangements

Employment Agreement

In connection with his appointment as Chief Operating Officer, Edge entered into an Executive Employment Agreement with Mr. Brennan (the "Employment Agreement"). The Employment Agreement is effective as of October 17, 2016 and has an indefinite term. Under the Employment Agreement, Mr. Brennan will receive an annual salary of $365,000. Mr. Brennan’s annual salary is subject to adjustment at the discretion of the Board of Directors (the “Board”) of Edge.

Mr. Brennan is eligible for an annual target discretionary bonus of up to 45% of his base salary based upon the achievement of performance criteria, as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”), provided that Mr. Brennan remains employed with Edge on the last day of the relevant performance period.

Under the Employment Agreement, Mr. Brennan is also entitled to participate in the employee benefit plans, policies, practices and arrangements and is eligible for the same number of holidays and vacation days, in each case as are generally allowed to other similarly situated executives of Edge.

In the event that Mr. Brennan's employment is terminated by Edge other than for Cause, death or Disability or upon his resignation for Good Reason (as these terms are defined in the Employment Agreement), Mr. Brennan will be entitled to certain severance payments and benefits, including an amount equal to his yearly base salary plus any accrued but unpaid bonus with respect to the year immediately preceding the Date of Termination (as defined in the Employment Agreement), plus 12 months of COBRA premium reimbursement in exchange for his execution of a release of claims against Edge.

In the event of a Change of Control (as defined in the Employment Agreement), the Employment Agreement provides severance payments upon certain employment terminations that occur in connection with such Change in Control. If Mr. Brennan terminates his employment for Good Reason within 12 months following a Change in Control or if Edge terminates Mr. Brennan’s employment other than for Cause (i) within the 60-day period prior to a Change in Control or (ii) within the 12-month period following a Change in Control, then, in each case, Mr. Brennan would be entitled to receive the same severance benefits as if such termination was not in connection with a Change in Control. In addition, immediately upon a Change of Control, Mr. Brennan would be entitled to accelerated vesting of all unvested equity awards (with performance-based awards to vest at not less than target), regardless of whether or not his employment continues with Edge.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Equity Grant to Daniel Brennan

In connection with Mr. Brennan’s appointment as Chief Operating Officer, the Compensation Committee approved a grant to Mr. Brennan of non-qualified stock options to purchase 150,000 shares of Edge’s common stock pursuant to the inducement grant exception under NASDAQ Rule 5635(c)(4) and not pursuant to Edge’s 2014 Equity Incentive Plan or any other equity incentive plan of Edge (the “Options”). The effective date of the grant of Options is November 1, 2016 (the “Grant Date”), and the grant was made as an inducement material to Mr. Brennan’s acceptance of employment with Edge.

The Options will have an exercise price equal to the closing price of Edge's common stock as reported by NASDAQ on the Grant Date.  The Options will vest over four years with 25% vesting on October 17, 2017, which is one year following Mr. Brennan’s date of hire and the remaining 75% vesting in 36 equal monthly installments thereafter, subject to Mr. Brennan’s continued service to Edge through each vesting date and subject to acceleration or forfeiture upon the occurrence of certain events as set forth in Mr. Brennan’s option agreement and the Employment Agreement as described above.

ITEM 8.01.	Other Events.

On October 17, 2016, Edge issued a press release announcing the appointment of Mr. Brennan as Chief Operating Officer and the approval of the grant of the Options. A copy of the press release is filed herewith as Exhibit 99.1.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Executive Employment Agreement by and between Daniel Brennan and Edge Therapeutics, Inc. entered into as of October 17, 2016.

99.1	Press release dated October 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 17, 2016	Edge Therapeutics, Inc.

/s/ Andrew J. Einhorn
		Name:	Andrew J. Einhorn
		Title:	Chief Financial Officer

Index to Exhibits

Exhibit	Description

10.1	Executive Employment Agreement by and between Daniel Brennan and Edge Therapeutics, Inc. entered into as of October 17, 2016.
99.1	Press release dated October 17, 2016.